NewsRelease		(Williams Logo)
NYSE: WMB
Date:	Jan. 15, 2007

Williams’ Chief Administrative Officer Michael Johnson to Retire

TULSA, Okla. — Williams (NYSE:WMB) today announced that its chief administrative officer Michael Johnson, 60, plans to retire on March 31.

Johnson’s area of responsibility includes information technology, human resources and certain other enterprise support functions. He also serves as chairman of the Williams Foundation.

He will provide the company with consulting services through year-end to assist in the transition. Johnson has served as a senior vice president of Williams since 1999, a year after he joined the company as vice president of human resources.

“Mike has accomplished a great deal during his tenure at Williams. He championed a huge change in how our internal support functions deliver services to our business units and employees,” said Steve Malcolm, chairman, president and chief executive officer. “Those functions today are streamlined and operating at a strategic level in support of our businesses.

“Part of Mike’s legacy at Williams is an employee and leadership performance-management and accountability process that values doing things the right way as much as getting the right results,” Malcolm said. “That focus has contributed to Williams’ remarkable performance during both some very challenging times in the past and the growth and prosperity we are achieving today.”

The company is evaluating a number of alternatives for handling Johnson’s current responsibilities after his retirement.

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332
Richard George
Williams (investor relations)
(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.